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SUMMIT BANCORP.                                                     EXHIBIT 12.1
Computation of Earnings to Fixed Charges
(in thousands, except ratios)


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
                                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------------------
                                                                 1998          1997          1996          1995          1994
                                                              ----------    ----------    ----------    ----------    ----------
        EXCLUDING INTEREST ON DEPOSITS

I.      Pretax income from continuing
          operations                                          $  675,226    $  571,183    $  433,706    $  467,405    $  337,662
                                                              ==========    ==========    ==========    ==========    ==========

II.     Interest expense, excluding
          interest on deposits                                   328,513       237,598       194,673       191,929       135,699
                                                              ==========    ==========    ==========    ==========    ==========

III.    Rental expense                                        $   75,712    $   66,186    $   58,857    $   56,609    $   51,500
        Less:
        Rental income from subleases                               3,692         3,610         3,701         4,375         3,393
                                                              ----------    ----------    ----------    ----------    ----------
        Rental expense, net                                       72,020        62,576        55,156        52,234        48,107
        Rental factor                                               0.33          0.33          0.33          0.33          0.33
                                                              ----------    ----------    ----------    ----------    ----------
        Rental expense - adjusted                             $   23,767    $   20,650    $   18,201    $   17,237    $   15,875
                                                              ==========    ==========    ==========    ==========    ==========

IVa.    Dividends on preferred stock                          $     --      $     --      $    2,544    $    2,700    $    3,035
  b.    Preferred dividends grossed-up for income
          taxes (35%)                                               --            --           3,914         4,154         4,669

V.      Total earnings (sum I, II, III)                        1,027,506       829,431       646,580       676,571       489,236

VIa.    Total fixed charges (sum II, III, IVa)                   352,280       258,248       215,418       211,866       154,609
  b.    Total fixed charges and preferred
          dividend requirements (sum II, III, IVb)               352,280       258,248       216,788       213,320       156,243

VII.    Ratio of earnings to fixed charges (V/VIa)                  2.92x         3.21x         3.00x         3.19x         3.16x
        Ratio of earnings to combined fixed charges
          and preferred dividend requirements (V/VIb)               2.92x         3.21x         2.98x         3.17x         3.13x

        INCLUDING INTEREST ON DEPOSITS

VIII.   Interest on deposits                                  $  672,893    $  682,019    $  659,034    $  630,303    $  464,033

IX.     Total earnings (sum I, II, III, VIII)                  1,700,399     1,511,450     1,305,614     1,306,874       953,269

Xa.     Total fixed charges (sum II, III, IVa, VIII)           1,025,173       940,267       874,452       842,169       618,642
 b.     Total fixed charges and preferred
          dividend requirements (sum II, III, IVb, VIII)       1,025,173       940,267       875,822       843,623       620,276

XI.     Ratio of earnings to fixed charges (IX/Xa)                  1.66x         1.61x         1.49x         1.55x         1.54x
        Ratio of earnings to combined fixed charges
          and preferred dividend requirements (IX/Xb)               1.66x         1.61x         1.49x         1.55x         1.54x
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